June 8, 2006

Sean Hanna
Investment Proxy Research Group
Fidelity Investment
One Federal Street
Boston, MA 02109

Dear Sean:

Thank you for contacting us with your follow-up questions and concerns regarding the Caterpillar Inc. 2006 Long-Term Incentive Plan (Plan), which was submitted for stockholder approval at the upcoming stockholder meeting.

Partially based on your feedback, we will be recommending the Board authorize the following amendments to the plan:

· With the exception of termination due to death, permanent disability, change in control, retirement and termination without cause, Performance Shares will have a minimum vesting requirement of one (1) year,

· With the exception of termination due to death, permanent disability, change in control, retirement and termination without cause, full value awards without a performance criteria will have a minimum vesting requirement of three (3) years,

· 5% of shares available under the current and future plans for performance share and full value awards can be issued without any vesting restrictions, and,

· The administration of discretionary awards for non-employee Directors will be transferred to the Compensation Committee, which is comprised of independent directors.

We trust these provisions show good faith on our part in establishing and operating incentive plans that serve shareholder interests, and look forward to your support of the plan during the upcoming meeting. Please do not hesitate to contact me should you have additional questions or concerns.

Regards,

Gregory S. Folley
Director, Compensation + Benefits